News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

AND DECLARES DIVIDEND

New Brunswick, New Jersey, January 26, 2023 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2022.

The Company reported a 6.9% increase in its net income for the three months ended December 31, 2022, to $1.8 million compared with net income of $1.7 million for the three months ended December 31, 2021.

Basic and diluted earnings per share were $0.28 for the three months ended December 31, 2022 compared to $0.25 for the three months ended December 31, 2021.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.03 per share, which will be paid on February 23, 2023 to stockholders of record as of February 9, 2023.

“Our 2023 fiscal year is off to a very strong start,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Loan demand was strong in the first quarter with loans increasing 7.4% from our prior quarter, while our net interest margin increased 14 basis points to 3.60% from 3.46% from the same period in 2021. Looking ahead, inflation will have an impact on the economy, but we still see a strong pipeline for commercial loans which we expect will help produce continued strong earnings for the rest of our fiscal year.”

Results of Operations

Net income increased $117,000, or 6.9%, to $1.8 million during the three-month period ended December 31, 2022 compared with $1.7 million during the three-month period ended December 31, 2021, due to higher net interest and lower other expenses, partially offset by higher provisions for loan loss and lower other income.

The Company’s net interest and dividend income increased $453,000, or 7.0%, to $6.9 million for the quarter ended December 31, 2022 from $6.4 million for the quarter ended December 31, 2021. The increase was attributable to a 14 basis point increase in the Company’s net interest margin to 3.60% for the three months ended December 31, 2022 from 3.46% for the three months ended December 31, 2021.

Interest and dividend income increased $1.5 million, or 21.3%, to $8.5 million for the three months ended December 31, 2022 compared with $7.0 million for the three months ended December 31, 2021. The increase was attributable to a 68 basis point increase in the yield on earning assets to 4.44% for the three months ended December 31, 2022 from 3.76% for the three months ended December 31, 2021 as well as a $21.3 million, or 2.9%, increase in the average balance of interest-earning assets. There were no Paycheck Protection Program loan fees included in interest income on loans receivable for the three months ended December 31, 2022, compared with $407,000 for the three months ended December 31, 2021.

Interest expense increased $1.0 million, or 182.5%, to $1.6 million for the three months ended December 31, 2022 from $570,000 for the three months ended December 31, 2021. The cost of interest-bearing liabilities increased 80 basis points to 1.27% for the three months ended December 31, 2022 compared with 0.47% for the three months ended December 31, 2021 resulting primarily from higher market interest rates. In addition, the average balance of interest-bearing liabilities increased $20.2 million, or 4.2%, to $502.2 million.

The Company’s provision for loan losses was $317,000 for the three months ended December 31, 2022 compared to $101,000 for the three months ended December 31, 2021. The higher provision for loan losses resulted from growth in the Company’s loan portfolio and an increase in non-performing loans during the three months ended December 31, 2022. The Company did not record any loan charge-offs or recoveries for the three months ended December 31, 2022 compared with $52,000 in net recoveries during the three months ended December 31, 2021.

Other income decreased $52,000, or 8.0%, to $598,000 during the three months ended December 31, 2022 compared to $650,000 for the three months ended December 31, 2021. Gains from the sale of Small Business Administration 7(a) loans decreased $101,000 to $180,000 for the three months ended December 31, 2022 from $281,000 for the three months ended December 31, 2021. Partially offsetting this decrease were $57,000 in interest rate swap fees received during the three months ended December 31, 2022, compared with no fees during the three months ended December 31, 2021.

Other expenses decreased $38,000, or 0.8%, to $4.6 million during the three months ended December 31, 2022. The decrease was primarily attributable to decreases in professional fees, which decreased $208,000, or 53.7%, to $179,000, due to lower legal and consulting fees related to the collection and foreclosure of non-performing loans, and in Other Real Estate Owned (“OREO”) expenses, which decreased $18,000 to $16,000, from fewer OREO properties between periods. Offsetting these decreases was higher compensation and benefit expense, which increased $121,000, or 4.5%, to $2.8 million, due to stock award and stock option expenses related to the Company’s 2022 Equity Incentive Plan.

The Company recorded tax expense of $780,000 on pre-tax income of $2.6 million for the three months ended December 31, 2022, compared to $674,000 on pre-tax income of $2.4 million for the three months ended December 31, 2021. The Company’s effective tax rate for the three months ended December 31, 2022 was 30.1% compared with 28.5% for the three months ended December 31, 2021.

Balance Sheet Comparison

Total assets increased $23.1 million, or 2.9%, to $821.6 million at December 31, 2022 from $798.5 million at September 30, 2022. The increase was attributable to higher balances of loans receivable, net of allowance for loan loss, partially offset by lower interest-earning deposits with banks.

Cash and interest-earning deposits with banks decreased $23.1 million, or 74.5% to $7.9 million at December 31, 2022 from $30.9 million at September 30, 2022 resulting primarily from deployment of these fund into loans receivable during the three months ended December 31, 2022.

At December 31, 2022, investment securities totaled $99.8 million, reflecting a decrease of $1.0 million, or 1.0%, from September 30, 2022. The Company did not purchase or sell any new investment securities during the three months ended December 31, 2022. The Company received payments from mortgage-backed securities totaling $1.2 million during the quarter that were used to fund loan originations. Investment securities at December 31, 2022 consisted of $63.3 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $24.8 million in U.S. government-sponsored enterprise debt securities, $8.0 million in corporate notes, $3.5 million in municipal bonds, and $220,000 in private-label mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2022.

Total loans receivable increased $46.8 million, or 7.4%, to $675.7 million at December 31, 2022 from $628.9 million at September 30, 2022. Total loans receivable were comprised of $389.2 million (57.6%) in commercial real estate loans, $215.3 million (31.9%) in one-to four-family residential mortgage loans, $31.6 million (4.7%) in commercial business loans, $17.9 million (2.6%) in construction loans, $18.5 million (2.7%) in home equity lines of credit, and $3.2 million (0.5%) in other loans. The increase in total loans receivable during the quarter ended December 31, 2022 occurred in commercial real estate loans, which increased $46.5 million, construction loans, which increased $2.7 million, and one-to four-family residential real estate loans (including home equity lines of credit), which increased $653,000, and other loans, which increased $130,000. Partially offsetting these increases were commercial business loans, which decreased $3.1 million during the quarter.

Total non-performing loans increased $1.1 million, or 37.5%, to $3.9 million at December 31, 2022 from $2.8 million at September 30, 2022. One consumer loan secured by shares of Johnson and Johnson stock totaling $676,000 and one commercial real estate loan totaling $387,000 accounted for the increase in non-performing loans during the quarter. The ratio of non-performing loans to total loans increased to 0.58% at December 31, 2022 from 0.45% at September 30, 2022.

The allowance for loan losses increased $317,000 during the three months ended December 31, 2022 to $8,750,000. The $46.8 million increase in loans receivable as well as the increase in non-performing loans accounted for the increase in the Company’s allowance for loan loss.

The allowance for loan losses as a percentage of non-performing loans decreased to 224.4% at December 31, 2022 from 297.5% at September 30, 2022. Our allowance for loan losses as a percentage of total loans was 1.29% at December 31, 2022 compared with 1.34% at September 30, 2022. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, the possible deterioration of collateral values, and the possible deterioration of the current economic environment.

OREO increased $10,000, or 3.6%, to $291,000 at December 31, 2022 from capital improvements to one property in order to market it for sale. The property was under contract of sale at December 31, 2022.

Total deposits increased $8.4 million, or 1.3%, to $676.1 million at December 31, 2022. The inflow in deposits occurred in money market accounts, which increased $11.5 million, or 5.2%, to $233.7 million, in non-interest bearing checking accounts, which increased $6.0 million, or 3.29%, to $188.4 million, and in certificates of deposit (including individual retirement accounts), which increased $1.8 million, or 2.2%, to $84.4 million. Partially offsetting these increases were decreases in savings accounts, which decreased $5.7 million, or 7.0%, to $76.1 million and in interest-bearing checking accounts (NOW), which decreased $5.2 million, or 5.3%, to $93.5 million. Included in the certificates of deposit were $11.4 million in brokered certificates of deposit.

Borrowings increased $14.1 million, or 90.2%, to $29.7 million at December 31, 2022 from $15.6 million at September 30, 2022. The Company borrowed from the Federal Home Loan Bank of New York during the quarter to fund a portion of its loan originations.

The Company’s book value per share increased to $14.82 at December 31, 2022 from $14.60 at September 30, 2022. The increase was due to the Company’s results from operations, partially offset by $0.11 in dividends paid and 2,194 shares repurchased during the quarter at an average share price of $12.54.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2022	2021

Income Statement Data:
Interest and dividend income	$8,501	$7,009
Interest expense	1,610	570
Net interest and dividend income	6,891	6,439
Provision for loan losses	317	101
Net interest and dividend income after
provision for loan losses	6,574	6,338
Non-interest income	597	650
Non-interest expense	4,581	4,621
Income before income tax expense	2,590	2,367
Income tax expense	780	674
Net income	$1,810	$1,693

Per Share Data:
Net income per share-basic and diluted	$0.28	$0.25
Book value per share, at period end	$14.82	$13.87

Selected Ratios (annualized):
Return on average assets	0.90%	0.86%
Return on average equity	7.21%	6.84%
Net interest margin	3.60%	3.46%

	December 31,	September 30,
	2022	2022
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$821,626	$798,543
Total loans receivable	675,737	628,904
Allowance for loan losses	8,750	8,433
Investment securities - available for sale, at fair value	9,207	9,229
Investment securities - held to maturity, at cost	90,630	91,646
Deposits	676,083	667,733
Borrowings	29,725	15,625
Shareholders' Equity	99,918	98,502

Asset Quality Data:
Non-performing loans	$3,899	$2,835
Other real estate owned	291	281
Total non-performing assets	$4,190	$3,116
Allowance for loan losses to non-performing loans	224.42%	297.46%
Allowance for loan losses to total loans receivable	1.29%	1.34%
Non-performing loans to total loans receivable	0.58%	0.45%
Non-performing assets to total assets	0.51%	0.39%
Non-performing assets to total equity	4.19%	3.16%